Exhibit 99.1

[VENTAS LOGO]

Ventas, Inc.     4360 Brownsboro Road     Suite 115     Louisville, Kentucky 40207-1642     (502) 357.9000     (502) 357.9001 Fax

Contacts:	Debra A. Cafaro Chairman, President and CEO or Richard A. Schweinhart Senior Vice President and CFO

VENTAS THIRD QUARTER FFO RISES 23 PERCENT TO $32.2 MILLION

PER SHARE FFO INCREASES 8 PERCENT TO $0.40 PER SHARE

Company Increases 2003 FFO Guidance To $1.52—$1.54 Per Share

Company Increases 2004 FFO Guidance To $1.58—$1.62 Per Share

LOUISVILLE, Ky (October 27, 2003) – Ventas, Inc. (NYSE:VTR) (“Ventas” or the “Company”) said today that normalized Funds From Operations (“FFO”) for the 2003 third quarter rose 23 percent to $32.2 million, compared with $26.3 million in the comparable 2002 period. Normalized FFO per diluted share increased 8 percent to $0.40, from $0.37 per diluted share for the comparable 2002 period. In the third quarter ended September 30, 2003, the Company had 80.3 million diluted shares outstanding, compared to 70.0 million diluted shares outstanding in the third quarter ended September 30, 2002.

The growth in FFO resulted from increased rents from Ventas’s annual lease escalations, income from the Company’s 2002 investments in the Trans Healthcare, Inc. (THI) properties and decreased interest expense due to lower interest rates on reduced indebtedness.

“Our third quarter performance reflects the benefit of our Master Leases, which continue to give Ventas reliable industry-leading internal FFO growth. In addition, our cash flow remains strong,” Ventas Chairman, President and CEO Debra A. Cafaro said. “Increasing our FFO guidance to $1.52-$1.54 per share for 2003 evidences the progress we have made on reducing our debt balances and engaging in positive transactions with our principal tenant, Kindred Healthcare, Inc. (NASDAQ: KIND), whose credit quality and performance continue to improve. We expect our 2004 FFO to show additional growth when we put our strong balance sheet fully to work on new, diversifying investments.”

NINE MONTH FFO RESULTS

Normalized FFO for the nine months ended September 30, 2003 was $91.3 million, or $1.14 per diluted share, a 12 percent increase from the same period in the prior year of $71.3 million, or $1.02 per diluted share.

-MORE-

Ventas Reports Third Quarter FFO of $0.40 Per Share

October 27, 2003

Normalized FFO for all periods excludes (a) gains on sales of Kindred common stock, (b) a $20.2 million reversal of a previously recorded contingent liability, which was recorded as income in the first quarter of 2003, (c) losses from extinguishment of debt and (d) a one-time swap breakage incurred in connection with the Company’s refinancing in April 2002.

GAAP NET INCOME

After discontinued operations of $1.2 million, or $0.02 per diluted share, Ventas reported third quarter 2003 net income of $32.2 million, or $0.40 per diluted share. After discontinued operations of $0.8 million, or $0.01 per diluted share, net income for the third quarter ended September 30, 2002 was $17.1 million, or $0.24 per diluted share. A breakdown of discontinued operations is included in a schedule attached to this Press Release.

After discontinued operations of $2.5 million, or $0.03 per diluted share, net income for the nine months ended September 30, 2003 was $85.6 million, or $1.07 per diluted share. Net income for the nine months ended September 30, 2002 was $56.3 million, or $0.80 per diluted share, after discontinued operations of $25.9 million, or $0.37 per diluted share.

THIRD QUARTER HIGHLIGHTS AND OTHER RECENT DEVELOPMENTS

•	Ventas reduced its indebtedness during the third quarter by $40.8 million. Net debt to EBITDA annualized for the nine months ended September 30, 2003 was 3.4x.
•	In the third quarter, CMS finalized a 6.26 percent increase (approximately $20 per patient day) to Medicare nursing home rates effective October 1, 2003.
•	The 237 skilled nursing facilities and hospitals leased to Kindred produced EBITDAR to rent coverage of 1.6x for the trailing twelve month period ended June 30, 2003 (the latest date available).
•	Ventas recently launched a targeted marketing program under the name “VentasSM Healthcare Properties” directed at healthcare operators to support its diversification strategy. The Company also unveiled its new tag line of “Custom Capital Tailored for GrowthSM” to emphasize its commitment to rapidly deliver capital in highly customized deals to operators who want to leverage their equity for growth or monetize their assets.
•	During the third quarter, Ventas sold a non-operating skilled nursing facility for $2.3 million and received a non-binding proposal to purchase another non-operating skilled nursing facility. As a result, the Company recognized a gain of $2.1 million on the sold facility and also recorded an $0.8 million impairment on the other facility.
•	Ventas completed its programmatic disposition of its Kindred equity stake, which it received under Kindred’s 2001 bankruptcy plan of reorganization (the “Plan”). During the third quarter, Ventas sold its remaining 780,814 shares of Kindred common stock, resulting in an $8.1 million gain. In total, Ventas realized a $30 million gain and $48 million in aggregate value for the 1.5 million shares it received under the Plan.
•	In October, the Company and Kindred distributed approximately $1 million to each company from a previously established Tax Refund Escrow. Approximately $1 million remains in the Tax Refund Escrow. Proceeds, net of any tax claims, will be shared equally between Kindred and Ventas.
•	As a result of the Kindred equity and facility sales, and distributions from the Tax Refund Escrow, the Company continues to realize cash from non-income producing assets.

-MORE-

Ventas Reports Third Quarter FFO of $0.40 Per Share

October 27, 2003

THIRD QUARTER 2003 RESULTS

Revenue for the quarter ended September 30, 2003 was $59.8 million, of which $48.6 million (or 81.3 percent) resulted from leases with Kindred. Expenses for the quarter ended September 30, 2003 totaled $28.8 million, and included $10.2 million of depreciation expense and $14.7 million of interest expense on debt financing. General, administrative and professional expenses for the third quarter totaled $3.6 million.

NINE MONTH 2003 RESULTS

Revenue for the nine months ended September 30, 2003 was $158.2 million, of which $139.6 million (or 88.2 percent) resulted from leases with Kindred. Expenses totaled $75.1 million for the nine months ended September 30, 2003, were reduced by the $20.2 million reversal of a contingent liability and included $30.7 million of depreciation expense, $47.1 million of interest expense and $4.9 million of interest expense on the United States Settlement, which was paid in full in June 2003 without prepayment penalty or premium. General and administrative and professional expenses for the nine months ended totaled $11.2 million.

2003 AND 2004 NORMALIZED FFO GUIDANCE RAISED

Ventas expects its 2003 normalized FFO to increase to between $1.52 and $1.54 per diluted share, up from the previous guidance of $1.50 to $1.52 per diluted share. The increase is due to the Company’s continued debt reduction through cash realized from non-income producing assets and lower than anticipated general, administrative and professional fees. If achieved, these results would represent a 13 percent per share growth in normalized FFO in 2003.

Ventas expects to achieve 2004 normalized FFO of between $1.58 and $1.62 per share, an increase from its previous guidance of $1.55 to $1.57 per share.

The Company’s FFO guidance (and related GAAP earnings projections) for 2003 and 2004 excludes gains and losses on the sales of assets, and the impact of acquisitions, additional divestitures and capital transactions.

At September 30, 2003, the Company’s floating rate debt balance was $313 million and the aggregate notional amount of the Company’s interest rate LIBOR swap (the “Swap”) was $450 million. Therefore, the notional amount of the swap was in excess of the Company’s outstanding variable rate debt balances. The Company currently expects that in the future its variable rate debt balances will increase to equal or exceed the notional amount of its interest rate swap. As a result, interest expense is likely to increase. If the Company does not increase its variable rate debt balances to equal or exceed the notional amount of the Swap, then under certain circumstances the Company may record a noncash expense for swap ineffectiveness equal to the portion of the unrealized loss on the Swap allocable to the excess notional amount of the Swap or pay to reduce the notional amount of the Swap to more closely match its variable rate debt balances. The Company’s FFO guidance for 2003 and 2004 excludes the impact of any such expense or cost.

-MORE-

Ventas Reports Third Quarter FFO of $0.40 Per Share

October 27, 2003

Reconciliation of the FFO guidance to the Company’s projected GAAP earnings is provided on a schedule attached to this Press Release. The Company may from time to time update its publicly announced FFO guidance, but it is not obligated to do so.

The Company’s FFO guidance is based on a number of assumptions, which are subject to change and many of which are outside the control of the Company. If actual results vary from these assumptions, the Company’s expectations may change. There can be no assurance that the Company will achieve these results.

THIRD QUARTER CONFERENCE CALL

Ventas will hold a conference call to discuss this earnings release on Tuesday morning, October 28, 2003, at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). The conference call is being web cast by CCBN and can be accessed at the Ventas website at www.ventasreit.com or www.fulldisclosure.com. An online replay of the web cast will be available at approximately 12:00 p.m. Eastern Time and will be archived for thirty (30) days.

Ventas, Inc. is a healthcare real estate investment trust that owns 44 hospitals, 203 nursing facilities and nine other healthcare and senior housing facilities in 37 states. The Company also has investments in 25 additional healthcare and senior housing facilities. More information about Ventas can be found on its website at www.ventasreit.com.

This Press Release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding Ventas, Inc.’s (“Ventas” or the “Company”) and its subsidiaries’ expected future financial position, results of operations, cash flows, funds from operations, dividends and dividend plans, financing plans, business strategy, budgets, projected costs, capital expenditures, competitive positions, growth opportunities, expected lease income, continued qualification as a real estate investment trust, plans and objectives of management for future operations and statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will” and other similar expressions are forward-looking statements. Such forward-looking statements are inherently uncertain, and security holders must recognize that actual results may differ from the Company’s expectations. The Company does not undertake a duty to update such forward-looking statements.

Actual future results and trends for the Company may differ materially depending on a variety of factors discussed in the Company’s filings with the Securities and Exchange Commission. Factors that may affect the plans or results of the Company include, without limitation, (a) the ability and willingness of Kindred Healthcare, Inc. (“Kindred”) and certain of its affiliates to continue to meet and/or perform their obligations under their contractual arrangements with the Company and the Company’s subsidiaries, including without limitation the lease agreements and various agreements entered into by the Company and Kindred at the time of the Company’s spin off of Kindred on May 1, 1998 (the “1998 Spin Off”), as such agreements may have been amended and restated in connection with Kindred’s emergence from bankruptcy on April 20, 2001, (b) the ability and willingness of Kindred to continue to meet and/or perform its obligation to indemnify and defend the Company for all litigation and other claims relating to the healthcare operations and other assets and liabilities transferred to Kindred in the 1998 Spin Off, (c) the ability of Kindred and the Company’s other operators to maintain the financial strength and liquidity necessary to satisfy their respective obligations and duties under the leases and other agreements with the Company, and their existing credit agreements, (d) the Company’s success in implementing its business strategy, (e) the nature and extent of future competition, (f) the extent of future healthcare reform and regulation, including cost containment measures and changes in reimbursement policies, procedures and rates, (g) increases in the cost of borrowing for the Company, (h) the ability of the Company’s operators to deliver high quality care and to attract patients, (i) the results of litigation affecting the Company, (j) changes in general economic conditions and/or economic conditions in the markets in which the Company may, from time to time, compete, (k) the ability of the Company to pay down, refinance, restructure, and/or extend its indebtedness as it becomes due, (l) the movement of interest rates and the resulting impact on the value of and the accounting for the Company’s interest rate swap agreement, (m) the ability and willingness of the Company to maintain its qualification as a

-MORE-

Ventas Reports Third Quarter FFO of $0.40 Per Share

October 27, 2003

REIT due to economic, market, legal, tax or other considerations, (n) final determination of the Company’s taxable net income for the year ending December 31, 2003, (o) the ability and willingness of the Company’s tenants to renew their leases with the Company upon expiration of the leases and the Company’s ability to relet its properties on the same or better terms in the event such leases expire and are not renewed by the existing tenants, and (p) the impact on the liquidity, financial condition and results of operations of Kindred and the Company’s other operators resulting from increased operating costs and uninsured liabilities for professional liability claims, and the ability of Kindred and the Company’s other operators to accurately estimate the magnitude of such liabilities. Many of such factors are beyond the control of the Company and its management.

-MORE-

Ventas Reports Third Quarter FFO of $0.40 Per Share

October 27, 2003

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 30, 2003	December 31, 2002
	(Unaudited)	(Audited)
Assets
Real estate investments:
Land	$107,998	$119,559
Building and improvements	1,020,825	1,101,847

	1,128,823	1,221,406
Accumulated depreciation	(414,594)	(409,132)

Total net real estate property	714,229	812,274
Loan receivable, net	16,474	16,528

Total net real estate investments	730,703	828,802
Cash and cash equivalents	10,095	2,455
Restricted cash	8,030	19,953
Deferred financing costs, net	14,676	17,704
Investment in Kindred Healthcare, Inc. common stock	—	16,713
Notes receivable from employees, former employees and accrued interest	3,822	4,139
Other assets	7,074	6,014

Total assets	$774,400	$895,780

Liabilities and stockholders’ equity (deficit)
Liabilities:
Senior Notes payable and other debt	$679,362	$707,709
United States Settlement	—	43,992
Securities settlement due (purchase of Senior Notes)	—	37,366
Deferred revenue	16,309	18,883
Interest rate swap agreements	44,092	47,672
Accrued dividend	—	16,596
Accrued interest	13,955	7,237
Accounts payable and other accrued liabilities	13,727	25,402
Other liabilities—disputed federal, state and local tax refunds	266	14,156
Deferred income taxes	30,394	30,394

Total liabilities	798,105	949,407

Commitments and contingencies

Stockholders’ equity (deficit):
Preferred stock, unissued	—	—
Common stock	20,652	20,652
Capital in excess of par value	173,665	191,779
Unearned compensation on restricted stock	(1,111)	(793)
Accumulated other comprehensive loss	(30,667)	(26,116)
Retained earnings (deficit)	(112,302)	(134,279)

	50,237	51,243
Treasury stock	(73,942)	(104,870)

Total stockholders’ equity (deficit)	(23,705)	(53,627)

Total liabilities and stockholders’ equity (deficit).	$774,400	$895,780

-MORE-

Ventas Reports Third Quarter FFO of $0.40 Per Share

October 27, 2003

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

For the Three and Nine Months Ended September 30, 2003 and 2002

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended		Nine Months Ended
	2003	2002	2003	2002
Revenues:
Rental income	$50,616	$45,449	$145,551	$134,397
Interest income from loan receivable	766	—	2,271	—
Gain on sale of Kindred common stock	8,117	1,192	9,039	5,014
Interest and other income	280	237	1,325	952

Total revenues	59,779	46,878	158,186	140,363
Expenses:
General and administrative	3,136	2,410	9,356	7,322
Professional fees	416	900	1,878	2,401
Reversal of contingent liability	—	—	(20,164)	—
Amortization of restricted stock grants	309	354	910	1,491
Depreciation	10,238	9,823	30,663	29,460
Swap ineffectiveness	—	118	369	298
Net loss on swap breakage	—	—	—	5,407
Loss on extinguishment of debt	—	—	—	6,919
Interest	14,688	17,807	47,136	54,743
Interest on United States Settlement	—	1,331	4,943	4,204

Total expenses	28,787	32,743	75,091	112,245

Income before benefit for income taxes and discontinued operations	30,992	14,135	83,095	28,118
Benefit for income taxes	—	(2,200)	—	(2,200)

Income before discontinued operations	30,992	16,335	83,095	30,318
Discontinued operations (including gain/loss on sale of assets)	1,220	758	2,534	25,944

Net income	$32,212	$17,093	$85,629	$56,262

Earnings per common share:
Basic:
Income before discontinued operations	$0.39	$0.24	$1.05	$0.44

Net income	$0.41	$0.25	$1.08	$0.82

Diluted:
Income before discontinued operations	$0.38	$0.23	$1.04	$0.43

Net income	$0.40	$0.24	$1.07	$0.80

Shares used in computing earnings per common share:
Basic	79,389	69,098	79,055	68,895
Diluted	80,258	70,047	79,711	69,978

Dividends declared per common share	$0.2675	$0.2375	$0.8025	$0.7125

-MORE-

Ventas Reports Third Quarter FFO of $0.40 Per Share

October 27, 2003

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

For the Nine Months Ended September 30, 2003 and 2002

(In thousands)

(Unaudited)

	2003	2002
Cash flows from operating activities:
Net income	$85,629	$56,262
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation (including discontinued operations)	31,837	31,332
Amortization of deferred financing costs	3,068	2,685
Amortization of restricted stock grants	910	1,491
Normalized rents	(115)	(144)
Loss on extinguishment of debt	—	6,919
Gain on sale of Kindred common stock	(9,039)	(5,014)
(Gain) loss on sale of real estate assets (included in discontinued operations)	3,189	(23,450)
Loss on impairment of asset (included in discontinued operations)	845	—
Amortization of deferred revenue	(2,671)	(1,998)
Net loss on swap breakage	—	5,407
Non-cash interest on the United States Settlement	2,655	—
Other	(2,437)	110
Changes in operating assets and liabilities:
Decrease in restricted cash	11,923	1,117
Increase in other assets	(586)	(1,379)
Increase in accrued interest	6,718	17,226
Increase (decrease) in accounts payable and accrued and other liabilities	(24,078)	6,123

Net cash provided by operating activities	107,848	96,687
Cash flows from investing activities:
Net proceeds from sale of real estate	61,159	28,620
Proceeds from sale of Kindred common stock	20,223	6,950
Collection from loan receivable	151	—
Purchase of furniture and equipment	(258)	(236)
Decrease (increase) in notes receivable from employees, former employees and accrued interest	317	(551)

Net cash provided by investing activities	81,592	34,783
Cash flows from financing activities:
Net change in borrowings under Revolving Credit Facility	(26,450)	(57,651)
Proceeds from Senior Notes Offering and Revolving Credit Facility	—	620,300
Purchase of Senior Notes	(37,366)	—
Repayment of debt	(1,897)	(17,987)
Repayment of debt through refinancing	—	(607,106)
Payment on United States Settlement	(46,647)	(7,958)
Payment of deferred financing costs	(40)	(15,127)
Payment of swap breakage fee	—	(12,837)
Proceeds from issuance of stock	10,847	2,546
Cash dividends to stockholders	(80,247)	(50,125)

Net cash used in financing activities	(181,800)	(145,945)

Increase (decrease) in cash and cash equivalents	7,640	(14,475)
Cash and cash equivalents at beginning of period	2,455	18,596

Cash and cash equivalents at end of period	$10,095	$4,121

Supplemental schedule of noncash activities:
Dividend distribution of Kindred common stock	$—	$17,086

-MORE-

Ventas Reports Third Quarter FFO of $0.40 Per Share

October 27, 2003

SUPPLEMENTAL DATA

Funds from Operations

FFO and Normalized FFO for the three months and nine months ended September 30, 2003 and 2002 (in thousands, except per share amounts):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Net income	$32,212	$17,093	$85,629	$56,262
Adjustments:
Depreciation on real estate assets	10,164	9,768	30,461	29,312
Other items:
Discontinued operations:
Real estate depreciation – discontinued	—	591	1,174	1,872
(Gain) loss on sale of real estate	(2,065)	—	3,189	(23,450)

FFO	40,311	27,452	120,453	63,996

Realized gain on sale of Kindred common stock	(8,117)	(1,192)	(9,039)	(5,014)
Reversal of contingent liability	—	—	(20,164)	—
Loss on extinguishment of debt	—	—	—	6,919
Net loss on swap breakage	—	—	—	5,407

Normalized FFO	$32,194	$26,260	$91,250	$71,308

Per diluted share:
Net income	$0.40	$0.24	$1.07	$0.80
Adjustments:
Depreciation on real estate assets	0.13	0.14	0.38	0.42
Other items:
Discontinued operations:
Real estate depreciation – discontinued	—	0.01	0.02	0.03
(Gain) loss on sale of real estate	(0.03)	—	0.04	(0.34)

FFO	0.50	0.39	1.51	0.91

Realized gain on sale of
Kindred common stock	(0.10)	(0.02)	(0.11)	(0.07)
Reversal of contingent liability	—	—	(0.26)	—
Loss on extinguishment of debt	—	—	—	0.10
Net loss on swap breakage	—	—	—	0.08

Normalized FFO	$0.40	$0.37	$1.14	$1.02

-MORE-

Ventas Reports Third Quarter FFO of $0.40 Per Share

October 27, 2003

Projected FFO per diluted share for the years ended December 31, 2003 and 2004:

	2003 Projected			2004 Projected
Per diluted share:
Net income	$1.32	—	$1.34	$1.11	—	$1.15
Adjustments:
Depreciation on real estate assets	0.52	—	0.52	0.47	—	0.47
Realized loss on sale of real estate assets	0.04	—	0.04	—	—	—

FFO	$1.88	—	$1.90	$1.58	—	$1.62

Adjustments:
Gain on sale of Kindred common stock	(0.11)	—	(0.11)	—	—	—
Reversal of contingent liability	(0.25)	—	(0.25)	—	—	—

Normalized FFO	$1.52	—	$1.54	$1.58	—	$1.62

Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, many industry investors have considered presentations of operating results for real estate companies that use historical cost accounting to be insufficient by themselves. To overcome this problem, the Company considers FFO an appropriate measure of performance of an equity REIT and uses the National Association of Real Estate Investment Trusts (“NAREIT”) definition of FFO. NAREIT defines FFO as net income (computed in accordance with generally accepted accounting principles), excluding gains (or losses) from sales of property, plus depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis.

FFO presented herein is not necessarily comparable to FFO presented by other real estate companies due to the fact that not all real estate companies use the same definition. FFO should not be considered as an alternative to net income (determined in accordance with accounting principles generally accepted in the United States (“GAAP”)), as an indicator of the Company’s financial performance, as an alternative to cash flow from operating activities (determined in accordance with GAAP), as a measure of the Company’s liquidity, nor is FFO necessarily indicative of sufficient cash flow to fund all of the Company’s needs. The Company believes that in order to facilitate a clear understanding of the consolidated historical operating results of the Company, FFO should be examined in conjunction with net income as presented elsewhere in this Press Release.

-MORE-

Ventas Reports Third Quarter FFO of $0.40 Per Share

October 27, 2003

Net Debt to EBITDA

Earnings before interest, income taxes, depreciation and amortization (“EBITDA”) and Normalized EBITDA for the nine months ended September 30, 2003 and the year ended December 31, 2002 (dollars in thousands):

	Nine Months Ended September 30, 2003	Year Ended December 31, 2002
Net income	$85,629	$65,706
Add Back:
Interest	47,136	73,029
Interest on United States Settlement	4,943	5,461
Depreciation	30,663	39,644
Swap ineffectiveness	369	1,850
Amortization of restricted stock grants	910	1,853
Benefit for income taxes	—	(2,200)
Net loss on swap breakage	—	5,407
Loss on extinguishment of debt	—	11,077
Discontinued Operations add back:
Depreciation	1,174	2,463
Interest	1,523	3,730

EBITDA	172,347	208,020
Adjustments:
Gain on sale of Kindred common stock	(9,039)	(5,014)
Reversal of contingent liability	(20,164)	—
Discontinued operations:
(Gain) loss on sale of real estate	3,189	(23,514)
Loss on impairment of asset	845	—

Normalized EBITDA	$147,178	$179,492
Annualized EBITDA[1]	$194,865	$179,492

Debt	$679,362	$707,709
Kindred common stock	—	(16,713)
Cash	(10,095)	(2,455)

Net debt	$669,267	$688,541

Net debt to EBITDA	3.4x	3.8x

1EBITDA has been annualized for the nine months ended September 30, 2003. The lease termination fee of $4.1 million has not been annualized.

The Company considers EBITDA a profitability measure which indicates the Company’s ability to service debt. Normalized EBITDA excludes income and expense items that are nonrecurring in the Company’s core business. The Company considers the Net Debt to EBITDA ratio a useful measure to evaluate the Company’s ability to pay its indebtedness. EBITDA presented herein is not necessarily comparable to EBITDA presented by other companies due to the fact that not all companies use the same definition. EBITDA should not be considered as an alternative to net income (determined in accordance with GAAP), as an indicator of the Company’s financial performance, as an alternative to cash flow from operating activities (determined in accordance with GAAP), as a measure of the Company’s liquidity, nor is EBITDA necessarily indicative of sufficient cash flow to fund all of the Company’s needs. The Company believes that in order to facilitate a clear understanding of the consolidated historical operating results of the Company, EBITDA should be examined in conjunction with net income as presented elsewhere in this Press Release.

-MORE-

Ventas Reports Third Quarter FFO of $0.40 Per Share

October 27, 2003

Discontinued Operations

Set forth below is a summary of the results of operations of the sold and held for sale facilities during the three and nine months ended September 30, 2003 and 2002 (in thousands):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2003	2002	2003	2002
Rental income	$—	$2,201	$5,149	$7,221
Lease termination fee	—	—	4,116	—

	—	2,201	9,265	7,221

Interest	—	852	1,523	2,855
Depreciation	—	591	1,174	1,872
Loss on impairment of asset held for sale	845	—	845	—

	845	1,443	3,542	4,727

Income before gain (loss) on sale of real estate	(845)	758	5,723	2,494
Gain (loss) on sale of real estate	2,065	—	(3,189)	23,450

Discontinued operations	$1,220	$758	$2,534	$25,944

-MORE-

Ventas Reports Third Quarter FFO of $0.40 Per Share

October 27, 2003

Ventas, Inc.

2003 QUARTERLY STATEMENTS OF INCOME

(In thousands, except per share amounts)

	First	Second	Third	Nine Months Ended September 30, 2003
Revenues:
Rental Income	$46,983	$47,952	$50,616	$145,551
Interest income from loan receivable	747	758	766	2,271
Gain on sale of Kindred common stock	—	922	8,117	9,039
Interest and other income	492	553	280	1,325

Total revenues	48,222	50,185	59,779	158,186

Expenses:
General and administrative	3,140	3,080	3,136	9,356
Professional fees	760	702	416	1,878
Reversal of contingent liability	(20,164)	—	—	(20,164)
Amortization of restricted stock grants	291	310	309	910
Depreciation	10,214	10,211	10,238	30,663
Swap ineffectiveness	—	369	—	369
Interest	16,358	16,090	14,688	47,136
Interest on United States Settlement	1,182	3,761	—	4,943

Total expenses	11,781	34,523	28,787	75,091

Income before discontinued operations	36,441	15,662	30,992	83,095
Discontinued operations (including gain (loss) on sale of assets)	847	467	1,220	2,534

Net income	$37,288	$16,129	$32,212	$85,629

Weighted average number of shares outstanding, basic	78,834	78,935	79,389	79,055
Weighted average number of shares outstanding, diluted	79,296	79,575	80,258	79,711
Earnings per common share:
Basic:
Income before discontinued operations	$0.46	$0.20	$0.39	$1.05
Discontinued operations	0.01	—	0.02	0.03

Net income	$0.47	$0.20	$0.41	$1.08

Diluted:
Income before discontinued operations	$0.46	$0.20	$0.38	$1.04
Discontinued operations	0.01	—	0.02	0.03

Net income	$0.47	$0.20	$0.40	$1.07

Discontinued Operations
Revenues	$2,201	$7,064	$—	$9,265
Interest	767	756	—	1,523
Depreciation	587	587	—	1,174
Loss on impairment of asset held for sale	—	—	845	845

Income before gain (loss) on sale of real estate	847	5,721	(845)	5,723
Gain (loss) on sale of real estate	—	(5,254)	2,065	(3,189)

Discontinued operations	$847	$467	$1,220	$2,534

-MORE-

Ventas Reports Third Quarter FFO of $0.40 Per Share

October 27, 2003

Portfolio of Properties

The following information provides an overview of the Company’s portfolio of healthcare properties as of and for the nine months ended September 30, 2003, excluding discontinued operations ($’s in thousands):

	As of and for the Nine Months Ended September 30, 2003
Portfolio by Type	# of Properties	# of Beds	Revenue	Percent of Rental Revenue	# of States
Healthcare Property
Skilled Nursing Facilities	203	25,298	$95,382	65%	30
Hospitals	44	4,037	49,333	34%	20
Other Facilities	9	181	836	1%	2

Total	256	29,516	$145,551	100%	37

Other Real Estate Investments
Loan Receivable	25	1,983	$2,271

Kindred Coverage Ratios

The following is based on data provided by Kindred to the Company or obtained from Kindred’s public filings. This information reflects Kindred’s EBITDAR coverage by Master Lease after management fees and excluding the 16 skilled nursing facilities sold in June 2003:

Master Lease	TTM [1] EBITDAR Coverage [2,3]
1	1.7
2	1.7
3	1.5
4	1.7
5	1.4

Portfolio	1.6

1 Trailing Twelve Months EBITDAR ended June 30, 2003 (the latest available data provided by Kindred) to the sum of (a) the Company’s Trailing Twelve Months cash rental revenue, plus (b) the $8.6 million in annual rental revenue added by the June 30, 2003 Master Lease amendments.

2 Coverage reflects the ratio of EBITDAR to rent. EBITDAR is defined as earnings before interest, income taxes, depreciation, amortization and rent but after deducting management fees. EBITDAR is adjusted by $18.6 million in order to normalize certain of Kindred’s professional liability insurance expenses.

3 These computations reflect the impact of the reduction in Medicare reimbursement to skilled nursing facilities, which took effect October 1, 2002.

-MORE-

Ventas Reports Third Quarter FFO of $0.40 Per Share

October 27, 2003

Scheduled Maturities of Borrowing Arrangements

The Company’s indebtedness has the following maturities (in thousands):

2003	$812
2004	3,412
2005	36,990
2006	214,810
2007	57,300
Thereafter	366,038

Total	$679,362

-END-